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August 31, 2009

Dear Stockholder:

As we move into the 2nd half of 2009 we continue to experience many of the same challenges that have impacted the bank over the course of the last several quarters. Economic activity has slowed considerably, unemployment continues to be a concern and interest rates remain at all time lows. While there have been reports that the recession is over and the economy is on the mend, the recovery hasn't yet reached Main Street. The much talked about stress in real estate markets remains an overriding factor for the industry as well as for Community Bank. While recent refinance activity has been a positive factor, new purchases of homes remain at cyclical lows. On the credit quality front, we continue to aggressively manage our past due credits as we seek resolution of the underlying issues. The good news is that we have been effective in managing our credit quality and have experienced very little in the way of losses during the process.

Profitability remains a challenge due to additional provisions to our reserves for potential loan losses. The increased provisions are not necessarily a reflection of anticipated losses but do reflect the volume of loans that we are carefully monitoring for signs of trouble. As we all know banking is cyclical in nature and we just happen to be experiencing a downturn of historical proportions which we are confident will pass in time.

Underlying the reported results are several positive developments. Our net interest margin which accounts for the majority of our income continues to improve. Our balance sheet is structured in such a way that the eventual rise in interest rates will benefit our bottom line. Our Mortgage Department continues to outperform expectations by wide margins. To date mortgage revenue of $570,000 exceeds budget by $329,000. We have experienced phenomenal growth in deposits since the beginning of the year. Deposits now stand at $268.0 million which represents an increase of $14.4 million over December 2008, or 11.4%% on an annualized basis. Our anticipated growth for the entire year was 7.0%. Our County Farm and North Wheaton offices continue to grow according to our plans. Lastly, the problems within the banking industry, particularly those affecting area banks, have created opportunities for us. In addition to the influx of deposits, we continue to see strong loan demand from established businesses looking for a new banking relationship.

A portion of the preferred shares authorized at our annual meeting has been put to use through our participation in the Capital Purchase Program (CPP) authorized by the U.S. Treasury. A total of $6.97 million in new capital was generated through the sale of the preferred shares to the Treasury. This additional capital has allowed us to expand our earning asset base which has been the driving factor in improving our net interest margin. In addition, bank regulators are continuing the trend of requiring banks to hold higher levels of capital which are well beyond the levels required to be considered well-capitalized. Community Bank continues to exceed the limits for a well-capitalized bank. The funds generated through the CPP provide us the ability to continue to grow and allows for an additional cushion should it become necessary.

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Stockholder Letter
August 31, 2009
Page Two



We continue to adhere to our business model which has resulted in our past successes. We are confident that the current situation should show signs of easing in the not so distant future and that Community Bank will return to more historical profitability. We appreciate your support through this challenging time.

As always, we welcome your comments.

ON BEHALF OF
THE BOARD OF DIRECTORS


/s/ Scott W. Hamer                          /s/ Donald H. Fischer
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Scott W. Hamer, President & CEO             Donald H. Fischer, Chairman






This document contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding business strategies, intended results and future performance. Forward-looking statements are preceded by such terms as "expects," "believes," "anticipates," "intends," and similar expressions. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.